Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Jan 6, 2020
AMERICAN AIRLINES TO CONTRIBUTE ADDITIONAL FUNDS TO
TEAM MEMBERS' PROFIT SHARING AS A RESULT OF BOEING SETTLEMENT
FORT WORTH, Texas – American Airlines today shared with its team that the company has reached a confidential agreement with Boeing on compensation for financial damages incurred in 2019 due to the grounding of the airline’s Boeing 737 MAX aircraft.

“Despite the ongoing challenges the grounding has brought, American Airlines team members continue to do an incredible job caring for our customers,” said American’s Chairman and CEO Doug Parker. “Our ability as an airline to weather these unprecedented times is thanks to our phenomenal team, and it was important to us that we get a deal done before the end of the year. On behalf of the Board of Directors, we are proud to take the step of including this compensation in our 2019 profit-sharing program, even though the compensation will be received over several years.”

Given the projected reduction in annual operating income for 2019 as a result of the MAX groundings, American’s Board of Directors has authorized a discretionary portion of the settlement to be returned to American Airlines team members through the company’s 2019 profit-sharing program. The profit-sharing award is based on the company’s estimate of projected full-year 2019 financial damages for the MAX groundings. An additional accrual of more than $30 million will be made to the airline’s 2019 profit-sharing program, which is expected to be distributed to American’s team members in March 2020. Additional information will be shared at that time. The incremental dollar amount is in accordance with the company’s profit-sharing plan details.

American currently does not expect any material financial impact of the agreement to be realized in its fourth-quarter 2019 earnings. The company anticipates accounting for substantially all of the compensation as a reduction in cost basis of grounded MAX aircraft and certain future MAX aircraft deliveries. American will continue its conversations with Boeing regarding compensation for damages related to the MAX grounding beyond 2019, and any future compensation will be similarly shared with its team members.
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About American Airlines Group
American Airlines offers customers 6,800 daily flights to more than 365 destinations in 61 countries from its hubs in Charlotte, Chicago, Dallas-Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. With a shared purpose of caring for people on life’s journey, American’s 130,000 global team members serve more than 200 million customers annually. Since 2013, American has invested more than $28 billion in its product and people and now flies the youngest fleet among U.S. network carriers, equipped with industry-leading high-speed Wi-Fi, lie-flat seats, and more inflight entertainment and access to power. American also has enhanced food and beverage options in the air and on the ground in its world-class Admirals Club and Flagship lounges. American was recently named a Five Star Global Airline by the Airline Passenger Experience Association and Airline of the Year by Air Transport World. American is a founding member of oneworld®, whose members serve 1,100 destinations in 180 countries and territories. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL and the company’s stock is included in the S&P 500. Learn more about what’s happening at American by visiting news.aa.com and connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.